SC 13D/A 1 formsc13da.htm AMENDED 13D

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No.   1 )*

RENN Fund Inc.
(Name of Issuer)

Common stock, par value $1.00 per share
(Title of Class of Securities)

759720105
(CUSIP Number)

Steven I. Stein
Etude Capital LLC
800 West 22nd, STE 404
Austin, TX 78705
(832) 472-3295
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

August 9, 2016
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ?

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

 * The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 759720105

1 NAME OF REPORTING PERSONS
 Etude Capital LLC

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)
   (b) ?

3 SEC USE ONLY

4 SOURCE OF FUNDS
 WC

5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)   ?

6 CITIZENSHIP OR PLACE OF ORGANIZATION
 Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH 7 SOLE VOTING POWER
  210,121

 8 SHARED VOTING POWER
  0

 9 SOLE DISPOSITIVE POWER
  210,121

 10 SHARED DISPOSITIVE POWER
  0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 210,121

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ?

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
 4.7%

14 TYPE OF REPORTING PERSON
 OO

CUSIP No. 759720105

1 NAME OF REPORTING PERSONS
 Steven I. Stein

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)
   (b) ?

3 SEC USE ONLY

4 SOURCE OF FUNDS
 AF

5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)   ?

6 CITIZENSHIP OR PLACE OF ORGANIZATION
 United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH 7 SOLE VOTING POWER
  210,121

 8 SHARED VOTING POWER
  0 (see Item 5)

 9 SOLE DISPOSITIVE POWER
  210,121

 10 SHARED DISPOSITIVE POWER
  0 (see Item 5)

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 210,121 (see Item 5)

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ?

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
 4.7%

14 TYPE OF REPORTING PERSON
 IN

CUSIP No. 759720105

1 NAME OF REPORTING PERSONS
 Davenforth Fundamental Investments, LP.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)
   (b) ?

3 SEC USE ONLY

4 SOURCE OF FUNDS
 AF

5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)   ?

6 CITIZENSHIP OR PLACE OF ORGANIZATION
  United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH 7 SOLE VOTING POWER
  0

 8 SHARED VOTING POWER
  0

 9 SOLE DISPOSITIVE POWER
  0

 10 SHARED DISPOSITIVE POWER
  0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    ?

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
 0%

14 TYPE OF REPORTING PERSON
 PN

CUSIP No. 759720105

1 NAME OF REPORTING PERSONS
 Davenforth, LLC.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)
   (b) ?

3 SEC USE ONLY

4 SOURCE OF FUNDS
  AF

5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)   ?

6 CITIZENSHIP OR PLACE OF ORGANIZATION
  United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH 7 SOLE VOTING POWER
  0

 8 SHARED VOTING POWER
  0

 9 SOLE DISPOSITIVE POWER
  0

 10 SHARED DISPOSITIVE POWER
  0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    ?

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
 0%

14 TYPE OF REPORTING PERSON
 OO

CUSIP No. 759720105

1 NAME OF REPORTING PERSONS
 Bradley Roofner

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)
   (b) ?

3 SEC USE ONLY

4 SOURCE OF FUNDS
 AF

5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)   ?

6 CITIZENSHIP OR PLACE OF ORGANIZATION
 United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH 7 SOLE VOTING POWER

 8 SHARED VOTING POWER
  0

 9 SOLE DISPOSITIVE POWER
  0

 10 SHARED DISPOSITIVE POWER
  0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 100,000

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    ?

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
 0%

14 TYPE OF REPORTING PERSON
 IN

CUSIP No. 759720105

1 NAME OF REPORTING PERSONS
 Logan Brown

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)
   (b) ?

3 SEC USE ONLY

4 SOURCE OF FUNDS
 AF

5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)   ?

6 CITIZENSHIP OR PLACE OF ORGANIZATION
  United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH 7 SOLE VOTING POWER

 8 SHARED VOTING POWER
  0

 9 SOLE DISPOSITIVE POWER
  0

 10 SHARED DISPOSITIVE POWER
  0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    ?

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
 0%

14 TYPE OF REPORTING PERSON
 IN

CUSIP No. 759720105

1 NAME OF REPORTING PERSONS
 Chase Investment Counsel Corp

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)
   (b) ?

3 SEC USE ONLY

4 SOURCE OF FUNDS
 AF

5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)   ?

6 CITIZENSHIP OR PLACE OF ORGANIZATION
 United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH 7 SOLE VOTING POWER
  155,800

 8 SHARED VOTING POWER

 9 SOLE DISPOSITIVE POWER
  155,800

 10 SHARED DISPOSITIVE POWER

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 155,800

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    ?

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
 3.5%

14 TYPE OF REPORTING PERSON
 CO

CUSIP No. 759720105

1 NAME OF REPORTING PERSONS
 Derwood S. Chase Jr.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)
   (b) ?

3 SEC USE ONLY

4 SOURCE OF FUNDS
 AF

5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)   ?

6 CITIZENSHIP OR PLACE OF ORGANIZATION
 United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH 7 SOLE VOTING POWER

 8 SHARED VOTING POWER
  155,800

 9 SOLE DISPOSITIVE POWER
  0

 10 SHARED DISPOSITIVE POWER
  155,800

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 155,800

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    ?

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
 3.5%

14 TYPE OF REPORTING PERSON
 IN

CUSIP No. 759720105

The following constitutes Amendment No.2 to the Schedule 13D filed by the undersigned (Amendment No. 2). This Amendment No. 2 amends the Schedule 13D as specifically set forth herein.

Item 1. Security and Issuer

This Schedule 13D ammendment relates to the common stock, par value $1.00 per share (the Common Stock) of RENN Fund Inc., a Texas corporation (the Issuer). The address of the Issuers principal executive offices is 8080 N. Central Expressway, Suite 210, Dallas, TX 25206.

Item 4. Purpose of Transaction

On August 9, 2016, the joint filing agreement between Davenforth LLC, Steven Stein, Etude Capital, and Chase Investment Counsel was terminated. Subsequently, the parties cease to jointly own more than 5% of the Common Stock.

The Reporting Persons intend to review their investment in the Issuers shares of Common Stock on a continuing basis. Depending on various factors including, without limitation, the Issuers financial position and investment strategy, the price levels of the shares, conditions in the securities markets and general economic and industry conditions, the Reporting Persons may in the future take such actions with respect to their investment in the Issuer as they deem appropriate including, without limitation, purchasing additional shares of Common Stock or selling some or all of their shares of Common Stock.

Item 5. Interest in Securities of the Issuer

(a) As of 8:30 p.m., Central Standard time, on the date of this Schedule 13D, the Davenforth Reporting Persons beneficially own an aggregate of 0 shares of Common Stock held by the Funds (the Shares). The Etude Capital Reporting persons own 210,121 shares. Chase Investment Counsel Reporting Persons own 155,800 shares.

(b) On August 8, 2016, Etude Capital sold 72,479 shares in open market transactions at an aggregate price of  $1.25

(c) Each of the reporting persons ceased to be the beneficial owner of more than five percent of the Common Stock on August 8, 2016

CUSIP No. 759720105

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 9, 2016

  Davenforth Fundamental Investments, LP

  By: Davenforth, LLC
    General Partner

  By: /s/ Bradley Roofner
    Name: Bradley Roofner
    Title: Managing Member

  Davenforth, LLC

  By: /s/ Bradley Roofner
    Name: Bradley Roofner
    Title: Managing Member

  Etude Capital, LLC

  By: /s/ Steven Stein
    Name: Steven Stein
    Title: Managing Member

  Chase Investment Counsel Corp

  By: /s/ Steven Stein
    Name: Derwood S. Chase Jr.
    Title: Agent

  /s/ Bradley Roofner
  Bradley Roofner

  /s/ Logan Brown
  Logan Brown

  /s/ Steven Stein
  Steven Stein

  /s/ Derwood S. Chase Jr.
  Derwood S. Chase Jr.